EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Jersey Bancorp:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Central Jersey Bancorp of our reports dated March 14, 2007 with respect to the consolidated statements of financial condition of Central Jersey Bancorp and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Central Jersey Bancorp, incorporated by reference herein.


/s/ KPMG LLP

Short Hills, New Jersey
June 26, 2007